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                                                                   Exhibit 99



DANKA PRESS RELEASE





FOR IMMEDIATE RELEASE                                            DAVID C. SNELL
                                                                   813-576-6003

DECEMBER 16, 1997                                                PAUL G. DUMOND
                                                             011-44171-399-3000


                DANKA ANNOUNCES ESTIMATED THIRD QUARTER RESULTS

      INTEGRATION OF GLOBAL OPERATIONS PROGRESSING SLOWER THAN ANTICIPATED

Danka Business Systems PLC (NASDAQ: DANKY) today announced that its previously reported global integration project (the "Uniting Danka Project") is progressing slower than anticipated and that as a result, based on preliminary information through November of this year, the Company expects that revenue for its third quarter ending December 31, 1997 will range between $815.0 million and $825.0 million, and net earnings between $11.7 million and $13.6 million, or $0.21 to $0.24 per American Depositary Share ("ADS") on a diluted basis.
The Company's revenue and net earnings for fiscal year ending March 31, 1998 are also expected to be impacted by the slower progress of its integration, with revenue expected to range between $3.275 billion and $3.325 billion and net earnings expected to range from $63.5 million to $66.7 million, or $1.11 to $1.16 per ADS on a diluted basis.

Revenue for the third quarter is expected to be $50.0 million short of projections, which is directly associated with the complexities of the Uniting Danka Project. The impact on net earnings from this shortfall in revenue is expected to be $12.0 million.

The Company also expects to recognize an additional charge in the third quarter of approximately $21.0 million related to the continued integration of the OI business. The charge will consist of approximately $11.0 million of severance and related termination benefits, and approximately $10.0 million for the anticipated shortfall under the Kodak supply agreements.

Daniel M. Doyle, Danka's chief executive commented, "I am extremely disappointed in the gap in our expected third quarter results, which have been impacted by our efforts to unite the Office Imaging business and Danka Office Products. Management is taking steps to rectify the weak performance. The Company also continues to complete the workforce reductions as well as realize benefits from the consolidation of real estate. We continue to be committed to the Uniting Danka Project which is essential to the future success of the Company. However, we underestimated the complexity of the task and overestimated how quickly we would realize the benefits. While the positive results we envision have not yet been totally achieved, we remain confident that we can successfully meet the challenges before us."




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In September of this year, the Company announced its plan to unify the Danka
Office Products business and the Office Imaging unit purchased from Eastman Kodak Company a year ago. The decision to immediately unify the two organizations into a united Danka was the result of overwhelming demand by customers, investors and employees. Management and outside consultants determined that a rapid unification was in the long-term best interest of the Company.

Danka Business Systems PLC, headquartered in London, England and St. Petersburg, Florida, is one of the world's largest independent suppliers of office equipment and related services, parts and supplies. Danka employs over 20,000 people and provides office products and services from over 700 offices in more than 30 countries around the world.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release including statements related to the Company's estimated range of revenue and net earnings for the third quarter and fiscal year are forward-looking, and contain information relating to the Company that is based on the beliefs of management as well as assumptions, made by, and information currently available to, management. The words "goal", "expect", "believe" and similar expressions as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such differences include, but are not limited to (i) the demands that the Office Imaging acquisition (the "Acquisition") and the unification thereof with Danka Office Products ("OP") will place on the Company's resources, infrastructure, current operations and employees (ii) the Company's inability to achieve substantial operating cost reductions and efficiencies in productivity from the Acquisition, the revised information technology system, the revised management structure or other similar Company wide initiatives associated with the unification, (iii) the potential for unanticipated increases in expenditures for labor, equipment, materials and supplies required to manage the increased size of the Company as a result of the Acquisition, (iv) the Company's inability to effectively manage the increased number of employees and retain current key management personnel and other key employees added as a result of the Acquisition, who are accustomed to a different corporate culture, compensation arrangements and benefits programs, while the Company simultaneously reduces the overall size of its worldwide workforce, (v) the potential increased costs resulting from technological developments, revisions to existing information technology systems and the integration of information technologies between OI and OP, (vi) increased competition resulting from other high volume copier distributors and the discounting of such copiers by competitors, (vii) the Company's ability to manage and reduce its outstanding debt, (viii) the inability of the Company to continue to gain access to and successfully distribute new and current products brought to the marketplace at competitive costs and prices, (ix) the ultimate amount of additional costs associated with the rapid unification and ultimate integration and the amount and timing of the realization of the anticipated benefits from such unification and complete integration, (x) the inability of the Company to effectively manage the increased size of its inventory and product line, (xi) the Company's inability to comply with the purchasing requirements under its supply agreements with its vendors, including Kodak, and the impact thereof and (xii) other risks including those risks identified in the Company's filings




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with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date hereof.





11201 Danka Circle North                                   33 Cavendish Square

St. Petersburg, FL  33716                                       London W1M 0DE





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